SEVENTH AMENDMENT TO LEASE
THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”), dated solely for reference purposes as of September 15, 2017, is between 111 SW 5th Avenue Investors LLC, a Delaware limited liability company (“Landlord”), and New Relic, Inc., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a certain Office Lease, dated as of June 15, 2012 (the “Original Lease”) as amended by a First Amendment to Lease, dated as of October 23, 2012 (“First Amendment”), a Second Amendment to Lease dated as of November 5, 2013 (the “Second Amendment”), a Third Amendment to Lease dated as of March 10, 2014 (the “Third Amendment”), a Temporary Space Extension Agreement dated as of May 1, 2014, a Fourth Amendment to Lease dated as of May 21, 2014 (the “Fourth Amendment”), a Fifth Amendment to Lease dated as of June 26, 2014 (the “Fifth Amendment”), and a Sixth Amendment to Lease dated as of March 30, 2016 (the “Sixth Amendment”) (the Original Lease, as so amended, is referred to herein as the “Lease”).
B.    The parties desire to amend the Lease as set forth in and subject to the terms and conditions contained in this Amendment.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Capitalized Terms. All capitalized terms that are not specifically defined in this Amendment and that are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease. References in this Amendment to Sections of the Original Lease refer to the correspondingly numbered “Articles” of the Original Lease.
2.    Expansion Premises.
(a)    Leasing and Delivery. The Fourth Expansion Premises is the 22nd Floor of the Building consisting of 19,996 rentable square feet using an agreed 9.2% load factor. Landlord leases to Tenant, and Tenant leases from Landlord, the Fourth Expansion Premises. From and after the Fourth Expansion Effective Date (as defined below), the Fourth Expansion Premises will be deemed a part of the Premises for all purposes. The “Fourth Expansion Effective Date” means the date Landlord delivers the Fourth Expansion Premises to Tenant in broom clean condition and all tenants have been relocated from the Fourth Expansion Premises and Landlord has exclusive possession of the Fourth Expansion Premises (together, the “Improvable Condition”). Landlord shall use good faith, diligent efforts (at Landlord’s sole cost and expense), to deliver the Fourth Expansion Premises, in Improvable Condition, to Tenant on April 1, 2018 and will use reasonable efforts to inform Tenant in advance of any anticipated delay in delivery beyond April 1, 2018. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to accept delivery of the Premises prior to April 1, 2018. If Landlord fails to deliver possession of the Fourth

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Expansion Premises to Tenant in Improvable Condition on April 1, 2018, Tenant shall be entitled to send written notice to Landlord stating that if Landlord has not delivered the Fourth Expansion Premises within sixty (60) days after the date of Tenant’s notice, Tenant may elect to terminate this Amendment. If Landlord does not deliver the Fourth Expansion Premises to Tenant prior to the expiration of such sixty (60) day period, Tenant may terminate this Amendment by providing written notice to Landlord within ten (10) days after the end of the sixty (60)-day period. If Tenant elect to terminate this Amendment, this Amendment will be automatically null and void and of no further force or effect. If Landlord so elects, the parties agree to execute an instrument which confirms and effects a release and surrender of all of Tenant’s right, title and interest in and to the Fourth Expansion Premises pursuant to the terms of the Lease and otherwise, provided that failure of either party to execute such instrument shall not effect such termination. If Tenant fails to provide such termination notice within the time period set forth above, time being of the essence, Tenant will be deemed to have irrevocably waived such termination right. The foregoing is Tenant’s sole remedy for late or failed delivery of the Fourth Expansion Promises
(b)    Lease Term. The Lease Term for the Fourth Expansion Premises (the “Fourth Expansion Term”) shall commence on the Fourth Expansion Effective Date and shall expire on the final day of the ninety‑sixth (96th) full calendar month thereafter; the Fourth Expansion Effective Date will not occur prior to April 1, 2018. Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Certificate in the form of Exhibit B attached hereto. If Landlord makes such demand upon Tenant but Tenant fails to respond within fifteen (15) days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the Commencement Certificate so delivered by Landlord to Tenant.
3.    Base Rent. Commencing on the Fourth Expansion Effective Date, Tenant shall pay, in addition to all sums otherwise payable under the Lease, Base Rent for the Fourth Expansion Premises in the following amounts (calculated at the initial rate of $24.50 per rentable square foot then escalated $1.00 per rentable square foot annually, but with the first two (2) months abated):

Months	Monthly Amount
1-2	$0.00*
3-12	$40,825.17**
13-24	$42,491.50
25-36	$44,157.83
37-48	$45,824.17
49-60	$47,490.50
61-72	$49,156.83
73-84	$50,823.17
85-96	$52,489.50
*Tenant shall pay Tenant’s Share of Taxes and Expenses during this period.
**Any first partial month is charged a prorated portion of this amount.

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4.    Adjustments.
(a)    Parking. Commencing on the Fourth Expansion Effective Date, Tenant’s right to rent parking spaces will be as follows, subject to the conditions set forth herein and the other provisions of this Lease. Tenant shall have the right to rent non‑reserved monthly parking spaces at the monthly rates then in effect in a ratio of one space for each full 1,000 rentable square feet leased. Spaces shall be allocated first to three (3) spaces in the Tower structure located directly across S.W. Fifth Avenue from the Building, then one (1) space in the underground Plaza garage, and repeated until the full allocation is used. The rates charged by Landlord are subject to change, without notice, from time to time by Landlord, provided such new rates are generally applicable to similarly situated office tenants in the Building.
(b)    Tenant’s Share. Effective on the Fourth Expansion Effective Date, Tenant’s Share of Taxes and Expenses shall be calculated based upon the rentable square footage of the entire Premises and shall be 13.602% (102,225/751,556).
(c)    Expense Cap. The Cap on Controllable Expenses set forth in Section 4.L. of the Original Lease is and shall be a Cap on the amount of Controllable Expenses per rentable square foot of the Premises leased hereunder from time to time.
5.    Tenant Improvements. Tenant shall improve the Fourth Expansion Premises pursuant to the Work Letter attached to this Seventh Amendment to Lease as Exhibit A (the “Work Letter”). Landlord shall, as provided in the Work Letter, provide a tenant improvement allowance in the amount of $899,820.00 ($45.00 per rentable square foot of the Fourth Expansion Premises) (the “Allowance”).
6.    Renewal. Tenant shall have a single option to renew the Lease Term for the sixty (60) month Renewal Term pursuant to Section 32 of the Original Lease, as modified by Section 9(a) of the Fourth Amendment and as modified herein.
(a)    Time Period. The expiration date of the Lease Term for all of the Premises presently leased hereunder other than the Fourth Expansion Space (the “Existing Premises”) is August 31, 2023 (the “Existing Expiration Date”). The time periods in Section 32 of the Original Lease, as amended, that refer to the Expiration Date shall be references to such Existing Expiration Date.
(b)    Options. Tenant’s initial binding notice to Landlord pursuant to Section 32(C) of the Original Lease shall specify that Tenant intends to renew this Lease as to (i) the Fourth Expansion Premises, all of the Existing Premises, and all additional space that is then co‑terminus with the Existing Premises (“Same Term Space”), (“Option 1”), (ii) the Fourth Expansion Premises, all Same Term Space, and all of the Existing Premises except the entire 5th Floor (“Option 2”), or (iii) all of the Existing Premises, with or without the 5th Floor, and all Same Term Space, but not the Fourth Expansion Space (“Option 3”). If the initial binding notice does not specify one of such choices, it shall be deemed to specify that Tenant intends to renew this Lease as to the space listed in Option 1. If Tenant later gives a final binding notice electing

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to renew this Lease pursuant to Section 32(D) of the Original Lease, such election shall apply to the same space as is specified in the initial binding notice.
(c)    Effect on Spaces that would expire during the Renewal Term. If this Lease is renewed as to the space listed in Option 1 or the space listed in Option 2, then the Fourth Expansion Term and the Lease Term for any Midterm Space (as defined below) shall be co‑terminus with the expiration date of the Renewal Term and, accordingly, the Fourth Expansion Term and the Lease Term as to any Midterm Space shall be extended for the period from the otherwise scheduled expiration dates(s) to the expiration of the Renewal Term (the “Tail Period”). Until the Tail Period, Base Rent for the Fourth Expansion Space and any Midterm Space shall be the then applicable amount(s) under this Lease; Base Rent for the Fourth Expansion Space and any Midterm Space for the Tail Period shall be the same rate per rentable square foot as is in effect from time to time during the Tail Period for the Existing Premises (or the Existing Premises except the 5th Floor, as the case may be). “Midterm Space” is space that is added to the Premises after execution of this Seventh Amendment but prior to the Existing Expiration Date for a term that expires after the Existing Expiration Date but prior to the final day of the Renewal Term. For example, if Tenant leases the Option Space pursuant to Section 7 below, or if Tenant leases an Expansion Space pursuant to Section 8 for a term that expires on the same date as does the Fourth Expansion Term, then each such space is a Midterm Space.
(d)    Effect on Spaces that would expire after the Renewal Term. If this Lease is renewed as to the space listed in Option 1 or the space listed in Option 2, then the Lease Term and Base Rent as to any separate space added to the Premises after execution of this Seventh Amendment as to which the Lease Term is scheduled to expire on or after the final day of the Renewal Term shall not be affected by such renewal.
(e)    Nonrenewal of Fourth Expansion Premises. If this Lease is renewed as to the space listed in Option 3, then (i) the Lease Term and Base Rent as to the Fourth Expansion Premises shall be unaffected by such renewal, and (ii) the Lease Term and Base Rent for any Midterm Space shall be as set forth in Section 6(c) above.
(f)    Sole Rights. This Section sets forth the single and only one time renewal right to Tenant; any other right or option to renew or extend this Lease is hereby deleted.
7.    Expansion Option.
(a)    Option Space. The Option Space is the 23rd Floor of the Building consisting of 20,003 rentable square feet. The Option Space is currently leased to another lessee under a lease that is scheduled to expire on March 30, 2020.
(b)    Grant of Option. Tenant is hereby granted the option to lease the Option Space on the terms set forth in this Section (the “Option”). Tenant shall exercise the Option, if at all, by written notice (the “Option Notice”) given no later than June 30, 2019. If Landlord determines that the Option Space will be available for lease earlier than March 30, 2020 (i.e., if the current lease of the same is terminated early), then Landlord shall have the right to give written notice to Tenant stating the date that Landlord expects the Option Space to be available for delivery (the

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“Early Exercise Notice”). If the Early Exercise Notice is given, then the Option Notice shall be given, if at all, no later than thirty (30) days following the giving of the Early Exercise Notice. If the Option Notice is not given by the applicable date stated in this Section, then this Section 7 shall be void.
(c)    Lease of Option Space. If the Option is exercised, then the Option Space shall become a part of the Premises and shall be leased to Tenant pursuant to an amendment to this Lease. Such amendment shall include the following provisions.
(i)    The Lease Term as to the Option Space shall commence upon delivery of possession of the same to Tenant and shall expire on the final day of the Fourth Expansion Term.
(ii)    Possession of the Option Space will be delivered to Tenant in its “AS IS” condition, broom clean, promptly following surrender of the same by the existing lessee.
(iii)    Tenant shall be allowed a period of ninety (90) days to improve the Premises before the commencement of any rent abatement period set forth in the amendment and, if no rent abatement period was included in such amendment, before the commencement of Base Rent and Tenant’s Share of Taxes and Expenses commence to accrue. All improvements shall be constructed by Tenant in accordance with this Lease and the terms of the applicable amendment.
(iv)    Base Rent and the tenant improvement allowance for the Option Space shall be Fair Market Rent and a Fair Market Allowance determined in accordance with Section 32 of the Original Lease. For purposes of this provision, (A) the time periods in Section 32 of the Original Lease shall commence upon the giving of the Option Notice rather than the giving of an “initial binding notice”, and (B) the Fair Market Rent and Fair Market Allowance shall be determined by reference to comparable expansions of office tenants in the Pertinent Market rather than renewals. Tenant shall have until 5:00 p.m. on the forty‑fifth (45th) day following receipt of a draft of the same to execute an amendment hereto with Landlord to lease the Option Space on the terms set forth above and otherwise on the terms of this Lease. Should Tenant fail to execute such an amendment within the time allowed, then the Option Notice shall be void.
(d)    Financial Statements. As a condition to Landlord executing an amendment with Tenant under this Section, Landlord shall have the right to review then current financial statements of Tenant. Such statements shall be delivered by Tenant with the Option Notice; provided, if Tenant is then subject to the public reporting requirements of the Securities Exchange Act of 1934 and such statements are readily available, Tenant need not deliver the same to Landlord. If such financial statements are not so delivered (if required) or if Landlord is not satisfied, in its discretion, with the financial condition of Tenant as demonstrated by such financial statements, then the Option Notice will be void.
(e)    Limitations.
(i)    Availability. Landlord has not promised that the existing lessee will surrender the Option Space on or before any particular date. Landlord shall have no liability for the failure of the existing lessee to surrender the Option Space on the scheduled date. Landlord

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shall have no obligation to evict such lessee and may allow such lessee to holdover, whether or not pursuant to a contractual right to do so.
(ii)    Prior Rights. The rights of Tenant under this Section are subject and subordinate to all prior rights of other lessees.
(iii)    Termination. Notwithstanding anything to the contrary contained herein, this Section shall become null and void if a Default (as defined in Article 15 of the Original Lease) occurs. Further, an Option Notice shall be void and Landlord shall have no obligation to lease the Expansion Space to Tenant if, at the time the Option Notice is given or at the time set for execution of an amendment pursuant to this Section, (A) an event which, with the giving of notice or the passage of time or both, would constitute a Default, exists, or (B) Tenant is not in possession of and occupying all of the Premises.
(iv)    Rights Personal. The rights of Tenant under this Section are personal to, and may be exercised only by, the Tenant named herein or the then lessee hereunder that is a Permitted Transferee (as defined below). With the exception of a Permitted Transferee, no assignee shall have any such rights, and neither the Tenant named herein nor the Permitted Transferee shall have the right to exercise such rights on behalf of any third party. If the Tenant named herein shall assign this Lease or sublet all or any portion of the Premises to any party other than a Permitted Transferee, then effective upon such assignment or subletting, Tenant’s rights under this Section shall simultaneously terminate and be of no further force or effect. For purposes of this Section, a “Permitted Transferee” shall be any assignee or sublessee identified in any of the following: (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the term of the Lease.
(f)    Confirmation. At such time as Tenant has no rights with respect to the Option Space, Tenant shall execute and deliver to Landlord a certificate so stating.
8.    Right of First Offer.
(a)    Expansion Space. The Expansion Space is any space on any of the following floors (the “Expansion Floors”) that Landlord is marketing or intends to commence marketing during a period covered by an Interest Notice (as defined below).
The 4th Floor
The 6th Floor
The 21st Floor
The 26th Floor
The 30th Floor
However, at any time Tenant is not leasing space on a floor listed above or on a floor adjacent to such listed floor, then such listed floor will cease to be Expansion Floor. For example,

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if Tenant ceases leasing the 5th Floor and is not then leasing any space on the 4th Floor or 6th Floor, then the 4th Floor and 6th Floor shall no longer be Expansion Floors. As a further example, if Tenant ceases leasing the 5th Floor and is then leasing space on the 6th Floor but not the 4th Floor, then the 4th Floor shall no longer be an Expansion Floor but the 6th Floor will continue to be an Expansion Floor.
(b)    Interest Notice. If, from time to time, Tenant in good faith desires to lease additional space, Tenant will give to Landlord written notice (the “Interest Notices”) setting forth parameters for the amount of space it requires and the date Tenant desires to commence occupancy (the “Parameters”). An Interest Notice shall be void if delivered sooner than 365 days prior to the desired occupancy commencement date. Landlord shall respond in a timely manner advising Tenant of Landlord’s then expectation of the existence or absence of possible leasing opportunities within the Parameters. If Landlord is already actively negotiating with a third party to lease space on an Expansion Floor when Landlord receives an Interest Notice, Tenant will have no right to be offered such space unless and until Landlord determines that such negotiations have ended without such space being leased to the third party.
(c)    Grant of Right of First Offer. At the time, if any, after Landlord’s receipt of an Interest Notice that Landlord first intends to market or to negotiate with one or more third parties to lease an Expansion Space that Landlord determines in good faith to be consistent with the Parameters, other than marketing or negotiation regarding a lease arrangement with the existing lessee who would be renewing or extending its occupancy of such space (whether or not pursuant to a contractual right to do so) or with a lessee that holds a prior expansion right, Landlord shall give Tenant written notice (“Landlord’s Communication”) of the financial consideration and other terms upon which Landlord is willing to lease such Expansion Space to Tenant. Landlord’s Communication shall constitute an offer to Tenant to lease such Expansion Space on the terms set forth in Landlord’s Communication and otherwise on the terms set forth in this Lease. Tenant specifically acknowledges that Landlord may offer the Expansion Space as part of a larger space and on terms that require Tenant to lease the entirety of the larger space. Tenant further acknowledges that Landlord may offer the Expansion Space for a length of term that is different than the Lease Term as to the Premises or one or more parts of the Premises. However, if a Landlord’s Communication is given prior to the first anniversary of the Fourth Expansion Effective Date, then the Expansion Space described in such Landlord’s Communication shall be offered (i) for a term expiring on the same date as the Fourth Expansion Term, (ii) at the same per rentable square foot Base Rent rates as apply to the Fourth Expansion Premises from time to time, and (iii) with the same Allowance per rentable square foot as applies to the Fourth Expansion Premises prorated in a ratio of the number of months in the Lease Term as to the Expansion Space divided by 96.
(d)    Leasing of Expansion Space. Tenant shall have until 5:00 p.m. on the tenth (10th) business day following the giving of Landlord’s Communication to accept Landlord’s offer and until the forty‑fifth (45th) day following receipt of the draft of the same to execute an amendment hereto with Landlord to lease the Expansion Space on the terms set forth in Landlord’s Communication and otherwise on the terms of this Lease. Should Tenant fail to accept the offer or to execute such an amendment within the respective time allowed, Landlord may market the Expansion Space and execute a lease with any third party on any terms negotiated, whether similar

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or dissimilar to those in Landlord’s Communication, without the obligation to re-offer the same to Tenant.
(e)    Financial Statements. As a condition to Landlord executing an amendment with Tenant under this Section, Landlord shall have the right to review then current financial statements of Tenant. Such statements shall be delivered by Tenant within three (3) business days of the giving of the Landlord’s Communication; provided, if Tenant is then subject to the public reporting requirements of the Securities Exchange Act of 1934 and such statements are readily available, Tenant need not deliver the same to Landlord. If such financial statements are not so delivered (if required) or if Landlord is not satisfied, in its discretion, with the financial condition of Tenant as demonstrated by such financial statements, then Landlord may proceed to market the applicable Expansion Space as if Tenant had rejected Landlord’s Communication.
(f)    Limitations.
(i)    Availability. Landlord has not promised that any Expansion Space shall be or become available to Tenant or that such an event shall occur on or before any particular date. Landlord shall have no liability for the failure of any Expansion Space to become available. Landlord shall have no obligation to remove any other tenant from any Expansion Space and may allow any such tenant to renew or extend its lease and/or to holdover, whether or not pursuant to a contractual right to do so, without offering the Expansion Space to Tenant. In no event shall any actual or alleged failure by Landlord under this Section allow Tenant to terminate this Lease.
(ii)    Prior Rights. The rights of Tenant under this Section are subject and subordinate to all prior rights of other lessees.
(iii)    Termination. Notwithstanding anything to the contrary contained herein, this Section shall become null and void if a Default (as defined in Article 15 of the Original Lease) occurs. Further, Landlord has no obligation to offer Expansion Space to Tenant or to lease Expansion Space to Tenant if, at the time a Landlord’s Communication would be given or at the time set for execution of an amendment pursuant to this Section, (A) an event which, with the giving of notice or the passage of time or both, would constitute a Default, exists, or (B) Tenant is not in possession of and occupying all of the Premises.
(iv)    Rights Personal. The rights of Tenant under this Section are personal to, and may be exercised only by, the Tenant named herein or the then lessee hereunder that is a Permitted Transferee (as defined in Section 7(d)(iv) above). With the exception of a Permitted Transferee, no assignee shall have any such rights, and neither the Tenant named herein nor the Permitted Transferee shall have the right to exercise such rights on behalf of any third party. If the Tenant named herein shall assign this Lease or sublet all or any portion of the Premises to any party other than a Permitted Transferee, then effective upon such assignment or subletting, Tenant’s rights under this Section shall simultaneously terminate and be of no further force or effect.
(g)    Demising. If this Lease ends as to a portion of a space but not the entirety of such space (for example, if two spaces are leased at different times with differing expiration dates and such spaces are no longer separately demised), then Tenant, at its cost, shall demise

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such portion of the space (including separating all utilities) in accordance with a reasonable demising plan provided by Landlord.
(h)    Confirmation. At such time as Tenant rejects a Landlord’s Communication or otherwise has no rights with respect to an Expansion Space, the parties hereto shall, at the election of either such party, execute and deliver a certificate setting forth the compliance of Landlord and Tenant with the process set forth in this Section and/or such other matters as either party may reasonably request.
9.    Lease Revisions. Section 37 and Section 38 of the Original Lease are hereby deleted and are of no force or effect. All rights and options of Tenant to lease or to be offered other space in the Building, including but not limited to Sections 38 and 39 of the Original Lease, Section 8 of the Fourth Amendment, and Section 7 of the Fifth Amendment, are hereby deleted and replaced by Sections 7 and 8 above.
10.    Holdover. The surrender and holdover provisions of the Lease, including but not limited to Section 23 of the Original Lease, Section 24 of the Original Lease, and Section 6 of the Fifth Amendment, shall apply separately to the entirety of all space leased hereunder that has the same expiration or termination date. For example, such provisions shall apply separately to the entirety of the Existing Premises such that a holdover in any part of the Existing Premises will be deemed a holdover in all of the Existing Premises, but such a holdover in the Existing Premises shall not constitute a holdover in the Fourth Expansion Premises if the Fourth Expansion Term is, at that time, not ending.
11.    Casualty. Section 11C of the Original Lease is hereby deleted and replaced with the following:
“C.    Termination of Lease. The entire portion of the Premises located on a Floor of the Building sharing a common expiration date is a “Floor Space”. Notwithstanding the foregoing to the contrary, in lieu of performing the restoration work, Landlord may elect to terminate this Lease as to one or more Floor Space(s) by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Floor Space), if the Property shall be damaged by fire or other casualty or cause such that: (a) more than twenty‑five percent (25%) of such Floor Space(s) is affected by the damage and fewer than twenty‑four (24) months remain in the Term as to such Floor Space, or any material damage occurs to the Floor Space during the last twelve (12) months of the Term as to such Floor Space, (b) any Lender shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, or (c) the cost of the repairs, alterations, restoration or improvement work would exceed twenty‑five percent (25%) of the replacement value of the Building (whether or not the Premises are affected by the damage). Tenant agrees that the abatement of Rent provided herein shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to perform repairs or terminate the

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Lease by reason of damage to the Premises or Property. In addition, if a substantial portion of the Building is destroyed such that a Floor Space becomes untenantable, then Landlord will select a registered architect licensed to do business in Oregon to estimate the time for completion of restoration of such Floor Space. If such architect should certify that such work to such Floor Space cannot be accomplished by using standard working methods and procedures so as to make such Floor Space tenantable within 180 days from the date the rehabilitation is started or within 3 months from such date if the Lease Term as to such Floor Space has less than 12 months remaining at the time of certification, either party will have the right to terminate this Lease as to such Floor Space by giving to the other notice of such election within 10 days after Tenant’s receipt of the architect’s certificate. If such architect certifies that such work can be completed within such 180‑day period but such work is not actually substantially completed within 240 days after the date the rehabilitation is started (subject to force majeure), then Tenant may provide written notice to Landlord specifying that this Lease will terminate as to such Floor Space if such work is not substantially completed within thirty (30) days after the date of such notice. In the event the work is not substantially completed by the end of such thirty (30) day period this Lease will automatically terminate as to such Floor Space and neither party shall have any further rights or obligations hereunder as to such Floor Space except those obligations or liabilities which have accrued on or before such termination date and except those expressly provided as surviving expiration or termination hereof. If said fire or other casualty results in the total destruction of the Building, this Lease will automatically terminate as of the date of said fire or other casualty.”
12.    Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
13.    Real Estate Brokers. Each party hereto hereby represents and warrants to the other that, in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Cresa and Jones Lang LaSalle Americas, Inc. (each, a “Broker”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s

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representation. Landlord agrees that it will pay the applicable commission to the Brokers according to a separate agreement.
14.    Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.
15.    Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts and may be delivered by facsimile or other electronic delivery (such as, without limitation, scanned signatures in .pdf format), and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.
16.    Time of Essence. Time is of the essence of this Amendment.
17.    No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant. However, the execution of this Amendment by Tenant and delivery thereof to Landlord or Landlord’s agent will constitute an irrevocable offer by Tenant on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
18.    Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.
19.    Joint and Several Liability. If this Amendment is signed, or if the obligations of Tenant are otherwise guaranteed, by more than one party, their obligations shall be joint and several, and the release or limitation of liability of any one or more of the parties shall not release or limit the liability of any other party.
20.    Certification. As an essential inducement to Landlord to execute this Amendment, Tenant hereby certifies and warrants to and agrees with Landlord that (a) no event of default by Landlord under the Lease exists as of the date hereof, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute an event of default, (b) Landlord is not in any manner in default in the performance or observance of any obligation or duty owed to Tenant, under the Lease or otherwise, and (c) Tenant has no defenses, offsets, claims or counterclaims to the observance and performance by Tenant of any provision of the Lease or this Amendment, or, if any such defenses, offsets, claims or counterclaims exist, they are hereby forever waived, released and settled in consideration of this Amendment.

11 – SEVENTH AMENDMENT TO LEASE

21.    Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 35K of the Original Lease, which Section is incorporated herein by reference as though fully set forth herein.
22.    Lease in Full Force and Effect. As modified hereby, the Lease and all of the terms and provisions thereof remain in full force and effect and are incorporated herein as if herein fully recited.
[Signature Page Follows]

12 – SEVENTH AMENDMENT TO LEASE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment in multiple original counterparts as of the day and year first above written.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company

By:	111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member

By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member

By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

By:    /s/ Andrew Wietstock
Name:    Andrew Wietstock
Its:    Director

By:    /s/ Carl Pierce
Name:    Carl Pierce
Its:    Executive Director

TENANT:	New Relic, Inc., a Delaware corporation

By:    /s/ Angel Zhao
Print Name: Angel Zhao
Its:    CAO

By:    /s/ Mark J. Sachleben
Print Name: Mark J. Sachleben
Its:    CFO

13 – SEVENTH AMENDMENT TO LEASE

EXHIBIT A
TENANT IMPROVEMENT WORK LETTER
1.Landlord Work. The Fourth Expansion Premises shall be delivered in the Improvable Condition (as defined in the Amendment to which this Exhibit A is attached). Landlord has not agreed to perform any tenant improvement work.
2.Tenant Work. Tenant intends to install certain leasehold improvements in the Fourth Expansion Premises (the “Tenant Improvements”). The installation of such Tenant Improvements is herein referred to as “Tenant’s Work.” The installation of such Tenant Improvements shall be accomplished in accordance with this Work Letter and also all other applicable provisions of the Lease; without limiting the foregoing, the parties agree that the Tenant’s Work is “Work” as defined by Article 9 of the Original Lease, and that all provisions of the Lease applicable to “Work” apply to the Tenant’s Work. In the event of a conflict, the provisions of this Exhibit shall control over the provisions of the Lease.
3.Plans. Prior to commencing Tenant’s Work, Tenant shall obtain Landlord’s prior written approval of the final plans and specifications for Tenant’s Work as set forth in Article 9 of the Original Lease. The final plans and specifications as approved by Landlord are herein referred to as the “Final Plans.” Landlord shall, as part of Landlord’s prior written approval, confirm in writing any portion of Tenant’s Work required to be removed from the Premises by Tenant upon the expiration or earlier termination of the Lease.
4.Permits and Approvals. Prior to commencing any construction activity, Tenant shall obtain, at its sole cost and expense, all permits and approvals necessary to perform Tenant’s Work in accordance with the Final Plans. Copies of all such permits and approvals shall be delivered to Landlord as obtained.

5.	Contractors.
a.    General Contract. Tenant shall engage a licensed general contractor to perform Tenant’s Work subject to Landlord approval under Article 9 of the Original Lease. Tenant shall include, within the provisions of its contract with the general contractor, the following provisions:
i.    The general contractor shall subcontract only to appropriately licensed subcontractors.
ii.    The general contract shall contain all customary warranties for work of the types performed and shall require the general contractor to obtain all customary warranties from each subcontractor and supplier. All such warranties from the general contractor shall expressly state that they are for the benefit of both Landlord and Tenant, that the same are assignable to Landlord, and that Landlord shall have a direct right to enforce the same.
b.    Performance. A copy of the general contract and of all subcontracts, supplier contracts, and operating manuals shall be delivered to Landlord as executed/received by Tenant.

1 – EXHIBIT A

Tenant shall pay and perform all of its obligations to the general contractor and otherwise with respect to the Tenant’s Work as it is completed in accordance with the general construction contract. Payments to the general contractor shall be made, in full, no less frequently than monthly.
c.    Subcontractors. Tenant and its general contractor shall employ only subcontractors approved by Landlord as provided in Article 9 of the Original Lease to perform mechanical, HVAC, electrical and plumbing work. Approval of any such subcontractor by Landlord does not impose any obligation or liability upon Landlord.

6.	Construction. Tenant shall comply with the following provisions.
a.    Course of work. Tenant’s Work shall be conducted as set forth in Article 9 of the Original Lease.
b.    Deliveries. Upon final completion, Tenant shall deliver to Landlord the following:
i.    A complete set of the Final Plans with field notes, showing fully and in detail all work, including changes from the approved Final Plans and any variations from the work as shown on the Final Plans.
ii.    A complete copy of all inspection reports from governmental authorities and of all certificates of occupancy.
iii.    To the extent required under this Work Letter, a copy of all warranties from the general contractor, together with an assignment of the rights of Tenant with respect to all such warranties in form reasonably acceptable to Landlord and Tenant.
iv.    A certified copy of a completion notice with proof of proper posting and recording pursuant to ORS 87.045.
v.    Paid invoices and unconditional lien waivers for all of Tenant’s Work.
vi.    A Certificate of Completion from Tenant’s architect in form reasonably acceptable to Landlord and Tenant’s architect.
7.Payment Contribution. Tenant shall finally complete Tenant’s Work in accordance with the provisions of this Lease, shall fully pay for the same, and shall obtain all necessary certificates of occupancy and a certificate from the architect that Tenant’s Work has been finally completed in accordance with the Final Plans. Tenant shall submit evidence of compliance with the foregoing requirements to Landlord following final completion and shall make the deliveries listed in Section 6.b. Within thirty (30) days following the later of Tenant opening for business at the Fourth Expansion Premises and Tenant making such submission and deliveries, Landlord shall pay to Tenant the Costs of Tenant’s Work up to the amount of the Allowance (as those terms are defined herein), as follows.

2 – EXHIBIT A

a.    Allowance. The Costs of Tenant’s Work shall be reimbursed by Landlord up to the amount of the Allowance; the Allowance shall not be used for trade fixtures, equipment or personal property. If the Costs are less than the Allowance, then the amount of the Allowance will be automatically reduced to equal the Costs. If any part of the Allowance is not used to pay Costs by the second anniversary of delivery of the Fourth Expansion Premises, the unused part of the Allowance is forfeited and will not be available for any purpose, it being the responsibility of Tenant to plan the remodeling process to allow Tenant’s Work to be completed and Tenant’s right to reimbursement to be perfected by such date.
b.    Costs. The “Costs” of Tenant’s Work are all hard and soft costs related to Tenant’s Work including but not limited to architectural plans, permits, and construction costs. Costs shall include a construction oversight fee of 2% of the hard construction costs of Tenant’s Work, to be deducted from the Allowance and paid to Landlord’s agent; Tenant shall not be required to pay Landlord any other sums in connection with Tenant’s Work, including without limitation, as set forth in Article 9(F) of the Lease. Tenant shall pay all Costs as and when due.
c.    Default. No disbursement of the Allowance shall be due or paid at any time that a Default exists under the Lease.
8.Construction Oversight. Tenant shall provide all project management and oversight of Tenant’s Work necessary for Tenant to perform its obligations hereunder. Landlord and/or its property manager (or designee) shall be given the schedule for all project meetings and shall have the right to attend all such meetings. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect the construction of Tenant’s Work as provided in Article 9(B) of the Lease. However, neither the right herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike performance of all Tenant’s Work in accordance with the requirements of this Work Letter. Notwithstanding any inspection or acceptance by Landlord of Tenant’s Work, or any portion thereof, Tenant acknowledges that Landlord’s sole interest in doing so is to protect the Building and Landlord’s interests. Accordingly, Tenant shall not rely upon Landlord’s inspections or approvals, and agrees that Landlord shall not be the guarantor of, nor responsible for, any of Tenant’s Work. Tenant shall be solely responsible for, and shall remedy, at Tenant’s sole expense, any and all defects in Tenant’s Work that may appear during or after the completion thereof, whether the same shall affect the Fourth Expansion Premises in particular or any part of the Building in general.

3 – EXHIBIT A

EXHIBIT B
COMMENCEMENT CERTIFICATE
It is hereby agreed among the parties to that certain Seventh Amendment to Lease dated __________, 2017 (the “Lease”) between New Relic, Inc. (“Tenant”), and 111 SW 5th Avenue Investors LLC (“Landlord”) that the Fourth Expansion Effective Date is __________.
Tenant hereby acknowledges that the Fourth Expansion Premises have been delivered in accordance with Landlord’s obligations for the delivery of the Fourth Expansion Premises under the Lease.
IN WITNESS WHEREOF, Landlord and Tenant have executed this certificate as of the date hereof.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company

By:	111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member

By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member

By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

By:
Name:    Andrew Wietstock
Its:    Director

TENANT:	New Relic, Inc., a Delaware corporation

By:
Print Name:
Its:

By:
Print Name:
Its:

1 – EXHIBIT B